Exhibit 10(f)

Amendment to Directors Stock Compensation and Deferral Plan

Effective January 24, 2012, Article III of the Wells Fargo & Company Directors Stock Compensation and Deferral Plan (the “Plan”) is amended to insert the following new proviso (iv) and renumber the subsequent proviso as (v):

“(iv) effective January 24, 2012, an additional 500,000 shares of Common Stock shall be available for, but limited to, deferrals of Cash Compensation and dividend credits to Deferred Stock Accounts;”